O’CHARLEY’S INC.
DEFERRED COMPENSATION PLAN

O’CHARLEY’S INC.
DEFERRED COMPENSATION PLAN

WHEREAS, O’Charley’s Inc. (the “Company”) established the O’Charley’s Inc. Deferred Compensation Plan (the “Plan”) to provide supplemental retirement income benefits for a select group of management or highly compensated employees of the Company, effective  January 1, 1999; and

WHEREAS, the Company most recently restated the Plan on a prototype document provided by Fidelity Management and Research Company (“Fidelity”), effective January 1, 2008; and

WHEREAS, the Company desires to change the record keeper for the Plan from Fidelity to Merrill Lynch Bank & Trust Co., FSB; and

WHEREAS, in connection with the change in record keeper, the Company desires to restate the Plan pursuant to an individually designed plan document.

NOW, THEREFORE, the Plan is hereby restated, effective January 1, 2010, to read as follows:

ARTICLE I

TITLE AND DEFINITIONS

1.1 Title and Purpose.

This Plan shall be known as the O’Charley’s Inc. Deferred Compensation Plan.  The purpose of the Plan is to retain and reward certain management and highly compensated employees of the Company who have contributed to the Company’s success and are expected to continue to contribute to such success in the future.  The Plan shall cover certain employees of the Company who are members of a “select group of management or highly compensated employees” within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.  The Company shall have the authority to take any and all actions necessary or desirable in order for the Plan to satisfy the requirements set forth in ERISA and the regulations thereunder applicable to plans maintained for employees who are members of a select group of management or highly compensated employees.  The Plan is intended to conform with the requirements of Section 409A and the Regulations issued thereunder and shall be implemented and administered in a manner consistent therewith.

1.2 Definitions.

Whenever the following words and phrases are used in this Plan, with the first letter capitalized, they shall have the meanings specified below.

(a) “Account” or “Accounts” shall mean a Participant’s Deferral Account, Company Discretionary Contribution Account and Company Matching Contribution Account.

(b) “Affiliated Company”  shall mean any corporation which is a member of a controlled group of corporations of which the Company is a member, or any unincorporated trade or business which is under the common control of or with the Company which are required to be aggregated with the Company under Sections 414(b) or 414(c) of the Code, with the substitution of the phrase “at least 50%” for the phrase “at least 80 percent” each place “at least 80 percent” appears in Sections 1563(a)(1), (2) and (3) of the Code with regard to whether or not a Participant experiences a Separation from Service as permitted in Section 1.409A-1(h)(3) of the Regulations.

(c) “Alternate Payee” means any spouse, former spouse, child or other dependent of a Participant who is recognized by a Domestic Relations Order as having a right to receive all, or a portion of, the benefits payable under this Plan to that Participant.

(d) “Base Salary” shall mean a Participant’s wages as defined in Section 3401(a) of the Code and all other payments of compensation to a Participant by the Company (in the course of the Company’s trade or business) for which the Company is required to furnish the Participant a written statement under Sections 6041(d) and 6051(a)(3) of the Code, excluding reimbursements or other expense allowances, fringe benefits (cash and non-cash), moving expenses, deferred compensation and welfare benefits, but including amounts that are not includable in the gross income of the Participant under a salary reduction agreement by reason of the application of Sections 125, 132(f)(4), 402(e)(3), 403(h) or 403(b) of the Code.  Base Salary shall be determined without regard to any rules under Section 3401(a) of the Code that limit the remuneration included in wages based on the nature or location of the employment or the services performed (such as the exception for agricultural labor in Section 3401(a)(2) of the Code).  Base Salary shall include any quarterly bonuses or nonperformance-based bonuses awarded to a Participant during a Plan Year.  In addition, Base Salary shall include any amounts deferred under this Plan pursuant to Section 3.1.  Notwithstanding the foregoing, Base Salary shall not include commissions, the value of an incentive stock option or a non-qualified stock option granted to a Participant by the Company to the extent such value is includable in the Participant’s taxable income, auto and gas allowance, relocation allowance and the value of a restricted stock award granted to a Participant by the Company to the extent such value is includable in the Participant’s taxable income.

(e) “Beneficiary” or “Beneficiaries” shall mean the person or persons, including a trustee, personal representative or other fiduciary, last designated in writing by a Participant in accordance with procedures established by the Committee, which procedures may include electronic designations, to receive the benefits specified hereunder in the event of the Participant’s death.  No beneficiary designation shall become effective until it is filed with the Committee.  Any designation shall be revocable at any time through a written instrument filed by the Participant with the Committee with or without the consent of the previous Beneficiary.  However, no designation of a Beneficiary other than the Participant’s spouse shall be valid unless consented to in writing by such spouse.  If there is no such designation or if there is no surviving designated Beneficiary, then the Participant’s surviving spouse shall be the Beneficiary.  If there is no surviving spouse to receive any benefits payable in accordance with the preceding sentence, the duly appointed and currently acting personal representative of the Participant’s estate (which shall include either the Participant’s probate estate or living trust) shall be the Beneficiary.  In any case where there is no such personal representative of the Participant’s estate duly appointed and acting in that capacity within ninety (90) days after the Participant’s death (or such extended period as the Committee determines is reasonably necessary to allow such personal representative to be appointed, but not to exceed one hundred eighty (180) days after the Participant’s death), then Beneficiary shall mean the person or persons who can verify by affidavit or court order to the satisfaction of the Committee that they are legally entitled to receive the benefits specified hereunder.  In the event any amount is payable under the Plan to a minor, payment shall not be made to the minor, but instead be paid (a) to that person’s living parent(s) to act as custodian, (b) if that person’s parents are then divorced, and one parent is the sole custodial parent, to such custodial parent, or (c) if no parent of that person is then living, to a custodian selected by the Committee to hold the funds for the minor under the Uniform Transfers or Gifts to Minors Act in effect in the jurisdiction in which the minor resides.  If no parent is living and the Committee decides not to select another custodian to hold the funds for the minor, then payment shall be made to the duly appointed and currently acting guardian of the estate for the minor or, if no guardian of the estate for the minor is duly appointed and currently acting within sixty (60) days after the date the amount becomes payable, payment shall be deposited with the court having jurisdiction over the estate of the minor.  Payment by the Company pursuant to any unrevoked Beneficiary designation, or to the Participant’s estate if no such designation exists, of all benefits owed hereunder shall terminate any and all liability of the Company.

(f) “Board of Directors” or “Board” shall mean the Board of Directors of O’Charley’s Inc.

(g) “Bonus” shall mean additional year-end performance-based compensation other than Base Salary. Any quarterly bonuses or nonperformance-based bonuses awarded to a Participant during a Plan Year shall be treated as Base Salary and not as a Bonus for purposes of the Plan.

(h) “Change in Control” shall mean a “change in the ownership of the Company,” a “change in the effective control of the Company,” or a “change in the ownership of a substantial portion of the Company’s assets,” as such terms are defined in Section 1.409A-3(i)(5) of the Regulation.

(i) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(j) “Committee” shall mean the Compensation and Human Resources Committee of the Board of Directors of O’Charley’s Inc., or such other “committee” or employees that have been specifically delegated duties regarding the administration of the Plan by the Compensation and Human Resources Committee of the Board of Directors of O’Charley’s Inc. in accordance with Section 7.8 of the Plan.

(k) “Company” shall mean O’Charley’s Inc. and any Affiliated Companies.

(l) “Company Discretionary Contribution Account” shall mean the bookkeeping account maintained by the Company for each Participant that is credited with an amount equal to the Company Discretionary Contribution Amount, if any, and earnings and losses pursuant to Section 4.2.

(m) “Company Discretionary Contribution Amount” shall mean, for each Participant for a Plan Year, an additional amount allocated to a Participant under this Plan as determined by the Company in its sole discretion.  Such Amount may differ from Participant to Participant both in amount, including no contribution, and as a percentage of Compensation.

(n) “Company Matching Contribution Account” shall mean the bookkeeping account maintained by the Company for each Participant that is credited with an amount equal to the Company Matching Contribution Amount and earnings and losses pursuant to Section 4.2.

(o) “Company Matching Contribution Amount” shall mean, for each Participant for a Plan Year, an amount allocated to a Participant under this Plan on account of his or her elective deferrals as determined by the Company in its sole discretion.  The Company may provide, in its sole discretion, that the amount of any Company Matching Contribution Amount made by the Company with respect to any Participant for a given Plan Year, if any, shall be reduced by the amount of any “matching contributions” made by the Company on the Participant’s behalf under the O’Charley’s Inc. 401(k) Plan for such Plan Year.  Notwithstanding the foregoing, any offset of a Company Matching Contribution Amount under this Plan for a given Plan Year shall be made in accordance with, and subject to the limitations of, Sections 1.409A-2(a)(9) and 1.409A-3(j)(5) of the Regulations.

(p) “Compensation” shall mean Base Salary and Bonus that the Participant is entitled to receive for services rendered to the Company.

(q) “Deferral Account” shall mean the bookkeeping account maintained by the Committee for each Participant that is credited with amounts equal to (1) the portion of the Participant’s Compensation that he or she elects to defer, and (2) interest pursuant to Section 4.1.

(r) “Distributable Amount” shall mean the vested balance in the Participant’s Deferral Account, Company Discretionary Contribution Account and Company Matching Contribution Account.

(s) “Domestic Relations Order” means a judgment, decree or order (including approval of a property settlement agreement) which is made pursuant to a state domestic relations law, which relates to the provision of child support, alimony payments or marital property rights to an Alternate Payee, and which creates or recognizes the existence of an Alternate Payee’s right to, or assigns to an Alternate Payee the right to, receive all or a portion of the benefits payable to a Participant.

(t) “Effective Date” shall mean January 1, 2010.  The original effective date of the Plan was January 1, 1999.

(u) “Eligible Employee” shall mean such management and highly compensated employees who satisfy the eligibility guidelines established by the Committee for participation in this Plan, including “executive officers” or other management and highly compensated personnel.

(v) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time. References to any section of ERISA shall include any successor provision of that statute.

(w) “Fund” or “Funds” shall mean one or more of the investment funds selected by the Committee pursuant to Section 3.2(b).

(x) “Identification Date” means the date determined by the Committee in accordance with Section 1.409A-1(i)(3) of the Regulations which is the last day of the 12-month period for determination of Key Employees.  Unless otherwise designated, the Identification Date shall be December 31.

(y)  “Interest Rate” shall mean, for each Fund, an amount equal to the net rate of gain or loss on the assets of such Fund for each day.  Such Interest Rate shall be based on the market value of the fund as of the end of each day upon which the fund is valued (e.g., each business day).

(z) “Key Employee” shall mean a “key employee” of the Company as described in Section 416(i)(1)(A)(i), (ii) or (iii) of the Code (without regard to Section 416(i)(5) of the Code) (generally, an officer having annual compensation of more than $160,000 (in 2010), as adjusted; a five percent (5%) owner; or a one percent (1%) owner having annual compensation of more than $150,000), determined at any time during the twelve (12) month period ending on the Identification Date.  A Participant who is a Key Employee on an Identification Date shall be treated as a Key Employee for the twelve (12) month period beginning on April 1 (or such other date designated in accordance with Section 6.4) immediately following such Identification Date.  For purposes hereof, the term “officer” shall be determined on the basis of all facts, including the source of his authority, the term for which elected or appointed, and the nature and extent of his duties.  Generally, the term “officer” means an administrative executive who is in regular and continued service.  An Eligible Employee who merely has the title of an officer, but not the authority of an officer, is not to be considered an officer hereunder.  Similarly, an Eligible Employee who does not have the title of an officer but has the authority of an officer is an officer for this purpose.  Furthermore, for purposes hereof, during any twelve (12) month period following an Identification Date, no more than fifty (50) employees of all members of the controlled group consisting of the Company and all Affiliated Companies, or if less, the greater of three (3) individuals or ten percent (10%) of such employees of all members of such controlled group, shall be treated as officers hereunder.

(aa) “Participant” shall mean any Eligible Employee who becomes a Participant in accordance with Article II.

(bb) “Payment Date” shall mean the fifteenth (15th) day of the month which day next follows the date of the Participant’s Separation from Service, Scheduled Withdrawal Date or the occurrence of a Change in Control.  Notwithstanding the foregoing, a payment shall be deemed to have been made to the Participant upon the Payment Date so long as such payment is made in accordance with the terms of Section 1.409A-3(d) of the Regulations.  However, in the case of a payment upon a Separation from Service to a Participant who is a Key Employee, such Participant’s Distributable Amount shall not be paid until at least six (6) months following the date of his or her Separation from Service in accordance with Section 6.4 unless such Separation from Service is on account of death or the Key Employee dies before the end of this six (6) month delay period.

(cc) “Plan” shall mean the O’Charley’s Inc. Deferred Compensation Plan set forth herein, now in effect, or as amended from time to time.

(dd) “Plan Year” shall mean the twelve (12) month period beginning on each January 1 and ending on each December 31.

(ee) “Regulations” means the regulations promulgated by the Treasury Department under the Code.

(ff) “Scheduled Withdrawal Date” shall mean the distribution date elected by the Participant for an in-service withdrawal of all amounts of Compensation deferred in a given Plan Year, and earnings and losses attributable thereto, as set forth on the election form for such Plan Year.  A Scheduled Withdrawal Date can be no earlier than three (3) years from the commencement of the Plan Year for which the deferral of Compensation is made.

(gg) “Section 409A” means Section 409A of the Code, related Regulations and guidance thereunder, including such Regulations and guidance promulgated after the Effective Date of the Plan.

(hh) “Separation from Service” means for any Participant the occurrence of any one of the following events:

(1)           The Participant is discharged by the Company;

(2)           The Participant voluntarily terminates employment (including a Participant’s retirement) with the Company; or

(3)           The Participant dies while employed with the Company.

For purposes of determining whether a Separation from Service has occurred, the term “Company” shall include any “Affiliated Company,” and no Separation from Service shall be deemed to have occurred if the Participant remains employed by any Affiliated Company.

A Separation from Service does not occur if the Participant is on military leave, sick leave or other bona fide leave of absence if the period of leave does not exceed six (6) months or such longer period during which the Participant’s right to reemployment is provided by statute or contract.  If the period of leave exceeds six (6) months and the Participant’s right to reemployment is not provided either by statute or contract, a Separation from Service will be deemed to have occurred on the first day following the six (6) month period.  If the period of leave is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months, where the impairment causes the Participant to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a twenty-nine (29) month period of absence may be substituted for the six (6) month period.

Whether a Separation from Service has occurred is based on whether the facts and circumstances indicate that the Company and the Participant reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Participant would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period (or the full period of services to the Company if the Participant has been providing services to the Company for less than thirty-six (36) months).

If a Participant provides services both as an employee and as a member of the Board, the services provided as a director are not taken into account in determining whether the Participant has incurred a Separation from Service as an employee for purposes of this Plan, unless this Plan is aggregated under Section 409A with any plan in which the Participant participates as a director.

All determinations of whether a Separation from Service has occurred will be made in a manner consistent with Section 409A and the Regulations thereunder.

(ii) “Trust” shall mean the O’Charley’s Inc. Deferred Compensation Plan Trust.

(jj) The acronym “USERRA” means the Uniformed Services Employment and Reemployment Rights Act of 1994, as amended.

(kk) “Unforeseeable Emergency Distribution” shall mean a distribution on account of a severe financial hardship to a Participant resulting from an illness or accident of the Participant, the Participant’s Beneficiary, the Participant’s spouse, or the Participant’s dependent (as defined in Section 152 of the Code, without regard to Sections 152(b)(1), (b)(2) and (d)(1)(B) of the Code), loss of the Participant’s property due to casualty (including the need to rebuild a home not otherwise covered by insurance), or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant (an “Unforeseeable Emergency).  The purchase of a home and the payment of college tuition are not normally deemed to be an Unforeseeable Emergency.  The amount of the Unforeseeable Emergency Distribution must be limited to the amount reasonably necessary to satisfy the emergency, which may include amounts necessary to pay any Federal, state, local or foreign income taxes or penalties reasonably anticipated to result from the distribution.  The circumstances that would constitute an Unforeseeable Emergency will depend upon the facts of each case, but, in any case, an Unforeseeable Emergency Distribution may not be made to the extent that such Unforeseeable Emergency is or may be relieved (i) through reimbursement or compensation by insurance or otherwise, (ii) by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship, or (iii) by the cessation of elective deferrals under the Plan.  The determination of whether or not an Unforeseeable Emergency has occurred shall be made in accordance with Section 1.409A-3(i)(3) of the Regulations.

(ll) “Years of Employment” shall mean each one (1) year period measured from the Participant’s date of hire or anniversary of such date of hire.

ARTICLE II

PARTICIPATION

An Eligible Employee shall become a Participant in the Plan by electing to defer a portion of his or her Compensation in accordance with Section 3.1.  An Eligible Employee who completes the requirements of the preceding sentence shall immediately be eligible to commence participation in this Plan.  Notwithstanding any provision to the contrary, if it is determined or reasonably believed, based on a judicial or administrative determination or an opinion of the Company’s legal counsel that a Participant is not a management or highly compensated employee, such individual shall (i) immediately cease to be eligible to receive Company Matching Contribution Amounts and Company Discretionary Contribution Amounts for the Plan Year, and (ii) effective upon the first day of the next Plan Year (if the Participant remains ineligible to participate in the Plan at such time) be ineligible to make elective deferrals under the Plan.

ARTICLE III

DEFERRAL ELECTIONS

3.1 Elections to Defer Compensation.

(a) Deferral Elections.  Subject to the provisions of Article II, each Eligible Employee may elect to defer Base Salary and Bonus by filing with the Committee an election form that conforms to the requirements of this Section 3.1, in the method provided by the Committee, which method may include electronic elections, no later than the periods described in this Section 3.1.  A separate election must be made regarding the deferral of Base Salary and/or Bonus.  A Participant’s deferral election form must include an election both as to the time and form of payment (e.g, in a lump sum upon a Participant’s Separation from Service).

(b) Amount of Deferral.  The amount of Compensation which an Eligible Employee may elect to defer is Compensation earned on or after the time at which the Eligible Employee elects to defer in accordance with this Section 3.1 and shall be a percentage which shall not exceed fifty percent (50%) of the Eligible Employee’s Base Salary and one hundred percent (100%) of his or her Bonus, provided that the total amount deferred by a Participant shall be limited in any Plan Year, if necessary, to satisfy Social Security tax (including Medicare), income tax and employee benefit plan withholding requirements as determined in the sole and absolute discretion of the Committee and in accordance with Section 409A.

(c) Timing of Deferral Elections.  Except as otherwise provided in this Section 3.1, an election form to defer Base Salary and Bonus by an Eligible Employee must be filed with the Company at such time as designated by the Committee for each Plan Year, but in no event later than on or before the last day of the Plan Year prior to the Plan Year during which the services will be performed that result in the payment of Compensation subject to such deferral.  A Participant’s deferral election with respect to Salary and Bonus is irrevocable for the Plan Year.  A Participant may increase, decrease or terminate a deferral election with respect to Base Salary or Bonus for any subsequent Plan Year by filing a new election before the last day of the preceding Plan Year, which election shall be effective on the first day of the next following Plan Year.

(d) Initial Election Period.  In the case of an employee who becomes an Eligible Employee after the Effective Date, such Eligible Employee shall have thirty (30) days from the date he or she becomes an Eligible Employee to make an initial election with respect to Base Salary and Bonus.  Such election shall apply only to Compensation payable for services performed for the remainder of the Plan Year following the date of the initial election, in the event the Plan Year has commenced.  For Compensation that is earned based upon a specified performance period (e.g. an annual Bonus) an initial deferral election will be effective to defer an amount equal to the total amount of the Compensation for the performance period, multiplied by the ratio of the number of days remaining in the performance period after the election over the total number of days in the performance period.

(e) Elections Regarding Performance-Based Compensation.  If a Bonus may be treated as “performance-based compensation” which meets the requirements of Section 1.409A-1(e) of the Regulations attributable to a performance period of at least twelve (12) consecutive months, a Participant’s benefits deferral election may be made no later than the date which is six (6) months prior to the end of the performance period during which the services on which such Bonus is based are performed.  Notwithstanding the foregoing, the Committee may establish an earlier deadline for such deferrals.

(f) Elections Regarding Fiscal Year Bonuses.  If a Bonus is paid for a period of services coextensive with one or more consecutive fiscal years of the Company (i.e., it qualifies as “fiscal year compensation” within the meaning of Section 1.409A-2(a)(6) of the Regulations), then a Participant must complete a deferral election for such a Bonus no later than the close of the Company’s fiscal year immediately preceding the fiscal year in which the Participant performs any services for which such Bonus is payable.  Notwithstanding the foregoing, the Committee may establish an earlier deadline for such deferrals.

(g) Cancellation of Elective Deferrals.  The Committee may cancel a Participant’s elective deferrals pursuant to the provisions of Section 1.409A-3(j)(4)(viii) of the Regulations in connection with the Participant’s Unforeseeable Emergency.  To the extent required pursuant to the application of Section 1.401(k)-1(d)(3) of the Regulations (or any successor thereto), a Participant’s elective deferrals under this Plan shall be automatically cancelled.  In addition, the Committee may cancel a Participant’s elective deferral pursuant to the provisions of Section 1.409A-3(j)(4)(xii) of the Regulations in connection with the Participant’s “disability.”  Such cancellation must occur by the later of the end of the Participant’s taxable year or the 15th day of the third month following the date the Participant incurs a “disability.”  For purposes of this paragraph, a “disability” is any medically determinable physical or mental impairment resulting in the Participant’s inability to perform the duties of his or her position or any substantially similar position, where such impairment can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months.

(h) USERRA.  The Committee may permit a deferral election to be made at a different time than specified under this Section 3.1 as required to satisfy the requirements of USERRA.

3.2 Investment Elections.

(a) At the time of making the deferral elections described in Section 3.1, the Participant shall designate, on a form provided by the Committee, the types of Funds the Participant’s Account will be deemed to be invested in for purposes of determining the amount of earnings to be credited to that Account.  In making the designation pursuant to this Section 3.2, the Participant may specify that all or any multiple of his Account (in whole percentage increments) be deemed to be invested in one or more of the types of Funds provided under the Plan as communicated from time to time by the Committee.  A Participant may change the designation made under this Section 3.2 on a daily basis by filing an election in the method provided by the Committee.  If a Participant fails to elect a type of Fund under this Section 3.2, he or she shall be deemed to have elected such default fund as elected by the Committee and communicated to Participants, which fund shall closely resemble the “qualified default investment alternative” provided under the O’Charley’s Inc. 401(k) Plan from time to time.

(b) Although the Participant may designate the type of investments, the Committee shall not be bound by such designation.  The Committee shall select from time to time, in its sole discretion, commercially available investments of each of the types communicated by the Committee to the Participant pursuant to Section 3.2(a) above to be the Funds.  The Interest Rate of each such commercially available Fund shall be used to determine the amount of earnings or losses to be credited to Participant’s Account under Article IV.

3.3 Company Matching Contribution.

The Company may make a Company Matching Contribution Amount in accordance with Section 1.2(o).

3.4 Company Discretionary Contribution.

The Company may make a Company Discretionary Contribution Amount in accordance with Section 1.2(m).

ARTICLE IV

DEFERRAL ACCOUNTS AND TRUST FUNDING

4.1 Deferral Accounts.

The Committee shall establish and maintain a Deferral Account for each Participant under the Plan. Each Participant’s Deferral Account shall be further divided into separate subaccounts (“Fund subaccounts”), each of which corresponds to a Fund elected by the Participant pursuant to Section 3.2(a).  A Participant’s Deferral Account shall be credited as follows:

(a) As of five (5) days after the date of deferral, the Committee shall credit the Fund subaccounts of the Participant’s Deferral Account with an amount equal to Compensation deferred by the Participant in accordance with the Participant’s election under Section 3.2(a); that is, the portion of the Participant’s deferred Compensation that the Participant has elected to be deemed to be invested in a certain type of Fund shall be credited to the Fund subaccount corresponding to that Fund.

(b) As of the end of each day, each Fund subaccount of a Participant’s Deferral Account shall be credited with earnings or losses based upon the Interest Rate for the corresponding Fund selected by the Company pursuant to Section 3.2(b).

(c) In the event that a Participant elects for a given Plan Year’s deferral of Compensation to have a Scheduled Withdrawal Date, all amounts attributed to the deferral of Compensation for such Plan Year shall be accounted for in a manner which allows separate accounting for the deferral of Compensation and investment gains and losses associated with such Plan Year’s deferral of Compensation.

4.2	Company Discretionary Contribution Accounts and Company Matching Contribution Accounts.

The Committee shall establish and maintain a Company Discretionary Contribution Account and a Company Matching Contribution Account for each Participant under the Plan.  Each Participant’s Company Discretionary Contribution Account and Company Matching Contribution Account shall be further divided into separate Fund subaccounts corresponding to the Funds elected by the Participant pursuant to Section 3.2(a).  A Participant’s Company Discretionary Contribution Account and Company Matching Contribution Account shall be credited as follows:

(a) As of five (5) days after the date of a Company Discretionary Contribution Amount or Company Matching Contribution Amount, the Committee shall credit the Fund subaccounts of the Participant’s Company Discretionary Contribution Account and Company Matching Contribution Account with an amount equal to the Company Discretionary Contribution Amount, if any, or Company Matching Contribution Amount, if any, applicable to that Participant; that is, the proportion of the Company Discretionary Contribution Amount, if any, and Company Matching Contribution Amount, if any, which the Participant elected to be deemed to be invested in a certain type of Fund shall be credited to the corresponding Fund subaccount; and

(b) As of the end of each day, each Fund subaccount of a Participant’s Company Discretionary Contribution Account and Company Matching Contribution Account shall be credited with earnings or losses based upon the Interest Rate for the corresponding Fund selected by the Company pursuant to Section 3.2(b).

4.3 Trust Funding.

The Company has created a Trust with Merrill Lynch Bank & Trust Co., FSB serving as trustee of the Plan, effective January 1, 2010.  The Company shall cause the Trust to be funded each Plan Year.  The Company shall contribute to the Trust an amount equal to the amount deferred by each Participant for the Plan Year.  The Company may also contribute such additional amounts as it shall deem necessary or appropriate.

Although the principal of the Trust and any earnings thereon shall be held separate and apart from other funds of the Company and are intended to be used exclusively for the purpose of providing benefits to Participants and their Beneficiaries as set forth in the Plan, neither the Participants nor their Beneficiaries shall have any preferred claim on, or any beneficial ownership in, any assets of the Trust prior to the time such assets are paid to the Participants or Beneficiaries as benefits and all rights created under this Plan shall be unsecured contractual rights of the Participants and Beneficiaries against the Company.  Any assets held in the Trust will be subject to the claims of the Company’s general creditors under federal and state law in the event of insolvency in accordance with the terms of the Trust.

ARTICLE V

VESTING

A Participant’s Deferral Account shall be one hundred percent (100%) vested at all times.  The vesting schedule for Company Discretionary Contribution Amounts and Company Matching Contribution Amounts as of the Effective Date is as follows:

Years of Employment	Vested %
0	0
1	25%
2	50%
3	75%
4+	100%

A Participant’s Account shall become one hundred percent (100%) vested upon his death or upon the occurrence of a Change in Control.

If a distribution from a Participant’s Account has been made to him upon his Separation from Service at a time when his Account balance is less than one hundred percent (100%) vested, then any Company Matching Contribution Amounts or Company Discretionary Contribution Amounts then not one hundred percent (100%) vested shall be forfeited.  Notwithstanding the foregoing, if a distribution from a Participant’s Account has been made to him upon a Scheduled Withdrawal Date at a time when his Account balance is less than one hundred percent (100%) vested, then any Company Matching Contribution Amounts or Company Discretionary Contribution Amounts then not one hundred percent (100%) vested shall remain in the Participant’s Account and shall be distributed to the Participant, to the extent such amounts later become vested, upon the earlier of the Participant’s Separation from Service or the occurrence of a Change in Control.

ARTICLE VI

DISTRIBUTIONS

6.1 Distribution of Deferred Compensation and Discretionary Company Contributions.

(a) Distribution Without Scheduled Withdrawal Date.  In the case of a Participant who incurs a Separation from Service from the Company and has an Account balance of more than $50,000, the Participant may elect (in accordance with Section 3.1) that his Distributable Amount be paid in (i) a lump sum distribution on the Payment Date or (ii) in substantially equal annual installments over two (2) to ten (10) beginning on the Payment Date.  A Participant’s entitlement to installments will not be treated as an entitlement to a series of separate payments. The Participant’s Account shall continue to be credited with earnings pursuant to Section 4.1 of the Plan until all amounts credited to his or her Account have been distributed.

(b) Distribution With Scheduled Withdrawal Date.  In the case of a Participant who has elected a Scheduled Withdrawal Date for a distribution while still in the employ of the Company, such Participant shall receive his or her Distributable Amount, but only with respect to those deferrals of Compensation and earnings on such deferrals of Compensation as shall have been elected by the Participant to be subject to the Scheduled Withdrawal Date in accordance with Sections 1.2(ff) and 3.1 of the Plan.  A Participant’s Scheduled Withdrawal Date with respect to Compensation deferred in a given Plan Year can be no earlier than three (3) years from the commencement of the Plan Year for which the deferrals of Compensation are made, and the portion of the Participant’s Account balance subject to the Schedule Withdrawal Date shall be paid in a lump sum in the designated month of the elected year as elected by the Participant in the applicable election form.  In the event a Participant incurs a Separation from Service from the Company prior to a Scheduled Withdrawal Date, or upon the occurrence of a Change in Control, the portion of the Participant’s Account associated with Scheduled Withdrawal Dates which have not occurred prior to such event shall be distributed in a lump sum on the Participant’s Payment Date.

(c) Small Account Balances.  Notwithstanding any other provision of the Plan or a Participant’s previous elections to the contrary, in the case of a Participant who incurs a Separation from Service from the Company and has an Account balance of $50,000 or less, the Distributable Amount shall be paid to the Participant (and after his or her death to his or her Beneficiary) in a lump sum distribution on the Participant’s Payment Date.

(d) Default Elections.  In the event a Participant fails to elect an optional time and/or form of benefit in his applicable election form, the Participant’s Distributable Amount will be distributed in a lump sum distribution on his or her Separation from Service as applicable.

(e) Modifications.  A Participant may modify the time and form of benefit that he or she has previously elected, provided such modification: (i) with regard to elections related to a payment at a specified time or pursuant to a fixed schedule, such election may not be made less than twelve (12) months prior to the Payment Date (or in the case of installments, twelve (12) months prior to the Payment Date upon which the initial installment payment was schedule to be made); (ii) such election shall not take effect until at least twelve (12) months after the date on which such election is made; and (iii) with regard to an election related to a payment not on account of disability, death or the occurrence of an Unforeseeable Emergency, the Payment Date must be deferred for at least an additional five (5) years from the original Payment Date (or in the case of installments, five (5) years from the Payment Date upon which the initial installment payment was scheduled to be made).  A Participant shall not be permitted to make more than one (1) distribution election change.

(f) Death Benefit Prior to Benefit Commencement.  In the case of a Participant who dies while employed by the Company, the Participant’s Account balance shall be paid to his or her Beneficiary in a lump sum or installments as previously elected by the Participant.

(g) Death After Benefit Commencement.  In the event a Participant dies after he or she has terminated from the employ of the Company, and still has a balance in his or her Account, the balance shall continue to be paid in annual installments for the remainder of the period as elected by the Participant.

6.2 Change in Control.

Notwithstanding any other provision of the Plan, upon the occurrence of a Change in Control, a Participant’s Account balance at the time of the Change in Control shall become one hundred percent (100%) vested and the Participant shall receive a lump sum distribution of his Account balance on the fifteenth (15th) day of the first month which day next follows the date of the Change in Control.

6.3 Unforeseeable Emergency Distribution.

A Participant shall be permitted to elect an Unforeseeable Emergency Distribution in accordance with Section 1.2(kk) of the Plan prior to the Payment Date of amounts held in his or her Deferral Account and vested amounts held in his Company Discretionary Contribution Account and Company Matching Contribution Account, subject to the following restrictions:

(a) The election to take an Unforeseeable Emergency Distribution shall be made by filing a form provided by and filed with Committee prior to the end of any calendar month.

(b) The Committee shall have made a determination that the requested distribution constitutes an Unforeseeable Emergency Distribution in accordance with Section 1.2(kk) of the Plan.

(c) The amount determined by the Committee as an Unforeseeable Emergency Distribution shall be paid in a single cash lump sum as soon as practicable after the end of the calendar month in which the Unforeseeable Emergency Distribution election is made and approved by the Committee.

(d) If a Participant receives an Unforeseeable Emergency Distribution, the Participant will be ineligible to participate in the Plan for the balance of the Plan Year and the following Plan Year.  In addition, if a Participant receives an Unforeseeable Emergency Distribution of his entire Account, neither the Participant nor his or her Beneficiary shall be entitled to death benefits under Sections 6.1(f) or (g) of the Plan.

(e) If the payment of a Participant’s Account is being delayed in accordance with Section 6.4 at the time the Participant experiences an Unforeseeable Emergency, then the right to receive an Unforeseeable Emergency Distribution shall not be available until the expiration of the six (6) month period of delay required by Section 6.4.

(f) Any Unforeseeable Emergency Distribution shall be made in accordance with Section 1.409A-3(i)(3) of the Regulations.

6.4 Required Delay in Payment to Key Employees.

Except as otherwise provided in this Section 6.4, a distribution made due to a Separation from Service to a Participant who is a Key Employee as of the date of his Separation from Service shall not occur before the date which is six (6) months after the date of his Separation from Service.

For this purpose, a Participant who is a Key Employee on an Identification Date shall be treated as a Key Employee for the twelve (12) month period beginning on the April 1 immediately following such Identification Date.  The Committee may designate another date for commencement of this twelve (12) month period, provided that such date must follow the Identification Date and occur no later than the first day of the fourth month thereafter, provided that such designation is made in accordance with Regulations under Section 409A and is the same for all nonqualified deferred compensation plans of the Company or any Affiliated Company.

The Company may elect to apply an alternative method to identify Participants who will be treated as Key Employees for purposes of the six (6) month delay in distributions if the method satisfies each of the following requirements:  (i) the alternative method is reasonably designed to include all Key Employees, (ii) the alternative method is an objectively determinable standard providing no direct or indirect election to any Participant regarding its application, and (iii) the alternative method results in either all Key Employees or no more than two hundred (200) Key Employees being identified in the class as of any date.  Use of an alternative method that satisfies these requirements will not be treated as a change in the time and form of payment for purposes of Section 1.409A-2(b) of the Regulations.

The six (6) month delay provided for in this Section 6.4 does not apply to payments made to an Alternate Payee pursuant to a Domestic Relations Order described in Section 6.8 or to payments that occur after the death of the Participant.

6.5 Inability to Locate Participant.

In the event that the Committee is unable to locate a Participant or Beneficiary within two (2) years following the Payment Date, the amount allocated to the Participant’s Account, shall be forfeited.  If, after such forfeiture, the Participant or Beneficiary later claims such benefit, such benefit shall be reinstated without interest or earnings.

6.6 Cash-outs.

Notwithstanding anything herein to the contrary, the Committee may, in its discretion, automatically pay out a Participant’s vested Account in a lump sum, provided that such payment satisfies the requirements in (a) through (b) below:

(a) Such payment results in the termination and liquidation of the entirety of the Participant’s interest under the Plan (as defined in Section 1.409A-1(c)(2) of the Regulations), including all agreements, methods, programs, or other arrangements with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified deferred compensation plan under Section 1.409A-1(c)(2) of the Regulations;

(b) Such payment is not greater than the applicable dollar amount under Section 402(g)(1)(B) of the Code; and

(c) Such exercise of Committee discretion is evidenced in writing no later than the date of such payment.

6.7 Permissible Delays in Payment.

Distributions from a Participant’s Account may be delayed beyond the date payment would otherwise occur in accordance with the provisions of this Article VI in any of the following circumstances as long as the Company treats all payments to similarly situated Participants on a reasonably consistent basis.

(a) The Committee may delay payment if it reasonably anticipates that its deduction with respect to such payment would not be permitted by the application of Section 162(m) of the Code.  Payment must be made during the Participant’s first taxable year in which the Committee reasonably anticipates, or should reasonably anticipate, that if the payment is made during such year the deduction of such payment will not be barred by the application of Section 162(m) of the Code or during the period beginning with the Participant’s Separation from Service and ending on the later of the last day of the Company’s taxable year in which the Participant Separates from Service or the 15th day of the third month following the Participant’s Separation from Service.

(b) The Committee may also delay payment if it reasonably anticipates that the making of the payment will violate federal securities laws or other applicable laws provided payment is made at the earliest date on which the Committee reasonably anticipates that the making of the payment will not cause such violation.

(c) The Committee may delay payment during the periods specified in Section 7.7 for review and appeal of claims or during any other period while there is a bona fide dispute as to the amount or timing of such payment in accordance with Section 1.409A-3(g) of the Regulations.

(d) The Company reserves the right to amend the Plan to provide for a delay in payment upon such other events and conditions as the Secretary of the Treasury may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

6.8 Permitted Acceleration of Payment.

The Committee may permit acceleration of the time or schedule of any payment or amount scheduled to be paid pursuant to a payment under the Plan provided such acceleration would be permitted by the provisions of Section 1.409A-3(j)(4) of the Regulations.  The Committee shall not allow any Participant discretion with respect to whether a payment will be accelerated and shall not permit any election, direct or indirect, by a Participant as to whether the Committee’s exercises its discretion under this Section 6.8.  Acceleration of payments to an Alternate Payee (but in no event to a Participant) shall be allowed at such times and in such amounts as specified in a Domestic Relations Order which is determined by the Committee to be valid and which does not require the Plan to pay benefits in excess of the balance of the Participant’s Account.  The Committee may require that reasonable expenses incurred and paid by the Company in evaluating the Domestic Relations Order and complying with its terms shall be deducted from the Account of the Participant.

ARTICLE VII

ADMINISTRATION

7.1 Committee.

The number of members comprising the Committee shall be determined by the Board in accordance with the Company’s By-Laws.  All issues with respect to the composition of the Committee, resignation or removal of Committee members and filling of vacancies on the Committee shall be determined by the Board in accordance with the Company’s By-Laws.

7.2 Committee Action.

The Committee shall act at meetings by affirmative vote of a majority of the members of the Committee.  Any action permitted to be taken at a meeting may be taken without a meeting if, prior to such action, a written consent to the action is signed by all members of the Committee and such written consent is filed with the minutes of the proceedings of the Committee.  A member of the Committee shall not vote or act upon any matter which relates solely to himself or herself as a Participant.  The Chairman or any other member or members of the Committee designated by the Chairman may execute any certificate or other written direction on behalf of the Committee.

7.3 Powers and Duties of the Committee.

(a) The Committee, on behalf of the Participants and their Beneficiaries, shall enforce the Plan in accordance with its terms, shall be charged with the general administration of the Plan, and shall have all powers necessary to accomplish its purposes, including, but not by way of limitation, the following:

(1) To select the Funds in accordance with Section 3.2(b) hereof;

(2) To construe and interpret the terms and provisions of this Plan;

(3) To compute and certify to the amount and kind of benefits payable to Participants and their Beneficiaries;

(4) To decide all questions concerning the Plan and the eligibility of any employee to participate in the Plan;

(5) To maintain all records that may be necessary for the administration of the Plan;

(6) To administer the claims review procedure of Section 7.7;

(7) To provide for the disclosure of all information and the filing or provision of all reports and statements to Participants, Beneficiaries or governmental agencies as shall be required by law;

(8) To determine the person or persons to whom such benefits will be paid;

(9) To make and publish such rules for the regulation of the Plan and procedures for the administration of the Plan as are not inconsistent with the terms hereof;

(10) To appoint such agents, counsel, accounts and consultants as may be required and to delegate to them such powers and duties in connection with the administration of the Plan as the Committee may from time to time prescribe; and

(11) To take all actions necessary for the administration of the Plan, including determining whether to hold or discontinue the Policies.

7.4 Construction and Interpretation.

The Committee shall have full discretion to construe and interpret the terms and provisions of this Plan, which interpretations or construction shall be final and binding on all parties, including but not limited to the Company and any Participant or Beneficiary.  The Committee shall administer such terms and provisions in a uniform and nondiscriminatory manner and in full accordance with any and all laws applicable to the Plan.

7.5 Information.

To enable the Committee to perform its functions, the Company shall supply full and timely information to the Committee on all matters relating to the Compensation of all Participants, their death or other events which cause termination of their participation in this Plan, and such other pertinent facts as the Committee may require.

7.6 Compensation, Expenses and Indemnity.

(a) The members of the Committee shall serve without compensation for their services hereunder.

(b) The Committee is authorized at the expense of the Company to employ such legal counsel as it may deem advisable to assist in the performance of its duties hereunder.  Expenses and fees in connection with the administration of the Plan shall be paid in either of the following manners as determined by the Company in its sole discretion:

(1) The expenses may be paid directly by the Company; or

(2) The expenses may be paid out of the Trust established under Article IV (subject to any restriction contained in such Trust or required by law).

(c) To the extent permitted by applicable state law, the Company shall indemnify and save harmless the Committee and each member thereof, the Board of Directors, and any delegate of the Committee who is an employee of the Company against any and all expenses, liabilities and claims, including reasonable legal fees to defend against such liabilities and claims arising out of their discharge in good faith of responsibilities under or incident to the Plan, other than expenses and liabilities arising out of willful misconduct.  This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Company or provided by the Company under any bylaw, agreement or otherwise, as such indemnities are permitted under state law.

7.7 Claims & Review Procedure.

The Committee shall make all determinations in its sole discretion as to the right of any Participant to a benefit under the Plan.  Any denial by the Committee of a claim for benefits under the Plan by a claimant shall be stated in writing by the Committee and delivered or mailed to the claimant within a reasonable period of time but not later than ninety (90) days after receipt by the Committee of his claim, unless special circumstances require an extension of time for processing the claim.  If such an extension is required, written notice thereof shall be provided to the claimant before the end of this ninety (90) day period which shall indicate the special circumstances requiring the extension and the date by which the Committee expects to render a decision.  In no event shall the extension exceed ninety (90) days from the end of the initial ninety (90) day period.

If a claim for benefits under the Plan is wholly or partially denied, the Committee shall notify the claimant of the denial of the claim in writing, delivered in person or mailed by first class mail to the claimant’s last known address.  Such notice of denial shall contain:

(a)           the specific reason or reasons for denial of the claim;

(b)           a reference to the relevant Plan provisions upon which the denial is based;

(c)           a description of any additional material or information necessary for the claimant to perfect the claim, together with an explanation of why such material or information is necessary; and

(d)           an explanation of the Plan’s claim review procedure.

If no such notice is provided, and if the claim has not been granted within the time specified above for approval of the claim, the claim shall be deemed denied and subject to review as described below.

Any claimant or authorized representative of the claimant whose claim for benefits under the Plan has been denied or deemed denied, in whole or in part, may upon written notice delivered to the Committee request a review of such denial of benefits.  Such claimant shall have sixty (60) days from the date the claim is deemed denied, or sixty (60) days from receipt of the notice denying the claim, as the case may be, in which to request such a review.  The claimant’s notice must specify the relief requested and the reason the claimant believes the denial should be reversed.  In pursuing his appeal, the claimant will be permitted to submit written comments, documents, records, or other relevant information relating to his claim.  In addition, the claimant will be provided, upon receipt and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his claim.

The Committee will conduct the review of any appeal.  This review will take into account all information submitted by the claimant regarding his claim, regardless of whether or not such information was submitted or considered in the initial decision.  A decision regarding such review will be made within a reasonable period of time but not later than sixty (60) days after receipt of the claimant’s appeal, unless special circumstances require an extension of time for processing the claim.  If such an extension is required, written notice thereof shall be provided to the claimant before the end of this sixty (60) day period which shall indicate the special circumstances requiring the extension and the date by which the Committee expects to render the final decision.  In no event shall the extension exceed sixty (60) days from the end of the initial sixty (60) day period.

If the claimant’s appeal is denied in whole or in part, the claimant will receive a written notification of the denial which will include (i) the specific reasons for the denial, (ii) reference to the specific Plan provisions upon which the denial was based, and (iii) a statement of the claimant’s right to bring an action under ERISA.  The interpretations, determinations, and decisions of the Committee shall be final and binding upon all persons with respect to any right, benefit and privilege hereunder, subject to the review procedures set forth in this Section 7.7.

7.8 Delegation.

Pursuant to the approval of the Board and in accordance with the Company’s By-Laws, the Committee may delegate any of its duties hereunder regarding the administration of the Plan to such other “committee” or employees as designated by the Committee.

ARTICLE VIII

MISCELLANEOUS

8.1 Unsecured General Creditor.

Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, claims, or interest in any specific property or assets of the Company.  No assets of the Company shall be held in any way as collateral security for the fulfilling of the obligations of the Company under this Plan.  Any and all of the Company’s assets shall be, and remain, the general unpledged, unrestricted assets of the Company.  The Company’s obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Company to pay money in the future, and the rights of the Participants and Beneficiaries shall be no greater than those of unsecured general creditors.  It is the intention of the Company that this Plan be unfunded for purposes of the Code and for purposes of Title I of ERISA. The Plan shall be administered in such a manner, notwithstanding any contrary provision of the Plan, in order that it will be so deemed and would be so described.

8.2 Restriction Against Assignment.

The Company shall pay all amounts payable hereunder only to the person or persons designated by the Plan and not to any other person or corporation.  No part of a Participant’s Accounts shall be liable for the debts, contracts, or engagements of any Participant, his or her Beneficiary, or successors in interest, nor shall a Participant’s Accounts be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, sell, transfer, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever.  If any Participant, Beneficiary or successor in interest is adjudicated bankrupt or purports to anticipate, alienate, sell, transfer, commute, assign, pledge, encumber or charge any distribution or payment from the Plan, voluntarily or involuntarily, the Committee, in its discretion, may cancel such distribution or payment (or any part thereof) to or for the benefit of such Participant, Beneficiary or successor in interest in such manner as the Committee shall direct.

8.3 Withholding.

There shall be deducted from each payment made under the Plan or any other Compensation payable to the Participant (or Beneficiary) all taxes which are required to be withheld by the Company in respect to such payment or this Plan. The Company shall have the right to reduce any payment (or Compensation) by the amount of cash sufficient to provide the amount of said taxes.

8.4 Amendment, Modification, Suspension or Termination.

The Committee may amend, modify, suspend or terminate the Plan in whole or in part in accordance with Section 409A of the Code and the Regulations promulgated thereunder, except that no amendment, modification, suspension or termination shall have any retroactive effect to reduce any amounts allocated to a Participant’s Accounts.  In the event that this Plan is terminated, the amounts allocated to a Participant’s Accounts shall be distributed to the Participant in accordance with Section 409A and Section 1.409A-3(j)(4)(ix) of the Regulations promulgated thereunder.

8.5 Governing Law.

This Plan shall be construed, governed and administered in accordance with the laws of the State of Tennessee.

8.6 Receipt or Release.

Any payment to a Participant or his or her Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Committee and the Company.

8.7 Payments on Behalf of Persons Under Incapacity.

In the event that any amount becomes payable under the Plan to a person who, in the sole judgment of the Committee, is considered by reason of physical or mental condition to be unable to give a valid receipt therefore, the Committee may direct that such payment be made to any person found by the Committee, in its sole judgment, to have assumed the care of such person.  Any payment made pursuant to such determination shall constitute a full release and discharge of the Committee and the Company.

8.8 Limitation of Rights and Employment Relationship.

Neither the establishment of the Plan and Trust nor any modification thereof, nor the creating of any fund or account, nor the payment of any benefits shall be construed as giving to any Participant or other person any legal or equitable right against the Company or the trustee of the Trust except as provided in the Plan and Trust; and in no event shall the terms of employment of any Participant or other person be modified or in any way be affected by the provisions of the Plan and Trust.

8.9 Headings.

Headings and subheadings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.

(Signatures appear on the following page.)

IN WITNESS WHEREOF, the Company has caused this document to be executed by its duly authorized officer on this 29th day of December, 2009, effective January 1, 2010 (except as otherwise noted herein).

O’CHARLEY’S INC.
By:           /s/ Lawrence E. Hyatt
Its:       Chief Financial Officer